SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




      Date of report (Date of earliest event reported): April 25, 2005

                        Biggest Little Investments, L.P.
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)



         Delaware                     0-16856                 13-3368726
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(State or other jurisdic-    (Commission File Number)   (IRS Employer Identi-
 tion of incorporation or                                   fication No.)
     organization)



      1175 West Moana Lane
          Reno, Nevada                                           89509
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(Address of principal executive                                (Zip Code)
           offices)

                                (775) 825-3355
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             (Registrant's telephone number, including area code)


             ---------------------------------------------------
         (Former name or former address, if changed since last report)



ITEM 8.01.  Other Events.

     On April 25, 2005, Biggest Little Investments, L.P. (the "Partnership") settled its lawsuit with Smith's Food King ("Smith's"), a supermarket retail chain and former anchor tenant at the Partnership's Sierra Marketplace shopping center in Reno, Nevada (the "Sierra Property"). Per the terms of the settlement, Smith's agreed to pay the Partnership the sum of $1.2 million in settlement of all charges owed, future rent and early termination of its lease at the Sierra Property. As of December 31, 2004, Smith's owed the Partnership approximately $254,000 in overdue common area and other charges. At December 31, 2004, Smith's monthly rent was approximately $35,119 and its lease at the Sierra Property was scheduled to expire on August 31, 2008.

     On April 12, 2004, the Partnership filed a lawsuit against Smith's alleging that Smith's was in default of its contract for, among other things, failing to pay its share of common area expenses. On February 25, 2005, the Court granted the Partnership a temporary writ of restitution and Smith's appealed that decision to the Nevada Supreme Court.







































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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 26th day of April, 2005.


                                Biggest Little Investments, L.P.

                                By:  Maxum LLC
                                     Its General Partner


                                     By:  /s/ Ben Farahi
                                     -------------------
                                              Ben Farahi
                                              Manager








































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